EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  June 10, 2009

SkyWest, Inc. Announces Wind-Down of the

Midwest Airline Services Agreement

ST. GEORGE, UT — SkyWest, Inc., (Nasdaq: SKYW) announced today that it has reached a mutual understanding with Midwest Airlines to wind-down the service SkyWest Airlines, Inc., currently provides under the Airline Services Agreement between SkyWest Airlines and Midwest Airlines.  As a result, SkyWest has agreed to remove its remaining 12 CRJ200 regional jet aircraft from Midwest service based on the following schedule:  one aircraft will be removed in June 2009, one aircraft in July 2009, three aircraft in October 2009, two aircraft in November 2009, two aircraft in December 2009 and the last three aircraft in January 2010.  Additionally, SkyWest Airlines agreed to cancel the unsecured note from Midwest of approximately $9.3 million in exchange for a $4.0 million payment from Midwest that is guaranteed by Republic Airways Holdings, Inc. The Midwest payment is scheduled to be paid to SkyWest at the rate of $400,000 per aircraft as each applicable aircraft is removed from service.  Midwest has agreed to continue to pay existing rates and charges to SkyWest as agreed to under the Midwest agreement, as previously amended, until the aircraft are removed from service.

SkyWest is aggressively pursuing other opportunities to place the remaining 12 aircraft in alternative flight service, and believes the aircraft will be placed in other major airline codes on a schedule that coincides with the Midwest wind-down.  The scheduled wind-down has been created to accommodate Midwest’s commercial challenges and to mitigate any material downtime on the aircraft prior to their scheduled return to lessors beginning in May 2010 and continuing through August 2010.

“Due to recent economic events and the challenges Midwest has experienced, we have worked hand-in-hand with them in developing a solution that works for both parties,” said Bradford R. Rich, SkyWest’s Executive Vice President and CFO. “We made significant concessions on their behalf in July 2008, hoping it would assist them in achieving their long-term objectives; however, due to recent events we determined that a wind-down was the best alternative for both parties,” he continued.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, based in Atlanta, Georgia, are wholly-owned subsidiaries of SkyWest, Inc. SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines. Atlantic Southeast Airlines operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest, Inc. serves a total of approximately 208 cities in the United States, Canada, Mexico and the Caribbean, with nearly 2,400 daily departures. This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”